As filed with the Securities and Exchange Commission on May 31, 2016

Registration No. 333-140421

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 To

FORM S-8

REGISTRATION STATEMENT NO. 333-140421

UNDER

THE SECURITIES ACT OF 1933

HFF, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	One Oxford Centre 301 Grant Street, Suite 1100 Pittsburgh, PA 15219	51-0610340
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

HFF, Inc.

2006 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Mark D. Gibson

Chief Executive Officer

One Oxford Centre

301 Grant Street, Suite 1100

Pittsburgh, PA 15219

(412) 281-8714

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

James A. Lebovitz, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(5)	Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price(6)	Amount Of Registration Fee
See below (1)	n/a	n/a	n/a	n/a

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-140421. Therefore, no further registration fee is required.

HFF, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-140421) filed by HFF, Inc. (the “Company”) on February 2, 2007, is filed to deregister securities remaining under such registration statement.

Under the Company’s Registration Statement on Form S-8 (File No. 333-140421) (the “Prior Registration Statement”), the Company registered an aggregate of 3,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2006 Omnibus Incentive Compensation Plan (the “Prior Plan”). On May 26, 2016 (the “Approval Date”), the Company’s stockholders approved the adoption of the Company’s 2016 Equity Incentive Plan (the “Incentive Plan”) that replaced and superseded the Prior Plan. The Incentive Plan became effective upon the approval of the Company’s stockholders.

The Incentive Plan provides, among other things, that the shares of Common Stock subject to awards outstanding under the Prior Plan (such shares, the “Outstanding Award Shares”) that relate to the portion of any such award that is cancelled, terminated, forfeited or lapses without the issuance of Common Stock shall become available for issuance under the Incentive Plan. In addition, the Incentive Plan provides that shares of Common Stock that were available for grant under the Prior Plan and that were not subject to awards as of the effective date of the Incentive Plan (such shares, the “Remaining Shares”) will not be issued under the Prior Plan but instead will be available for awards under the Incentive Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 2,096,853 Outstanding Award Shares and an aggregate of 122,600 Remaining Shares (collectively, the “Carry Forward Shares”).

This Post-Effective Amendment No. 1 to the Prior Registration Statement is being filed to deregister the Carry Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under the Prior Plan or the Incentive Plan (as applicable) and that the Remaining Shares may be issued under the Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 31st day of May, 2016.

HFF, INC.

By:	/s/ Gregory R. Conley
Gregory R. Conley Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark D. Gibson Mark D. Gibson	Chief Executive Officer, Director and Executive Managing Director (Principal Executive Officer)	May 31, 2016

/s/ Gregory R. Conley Gregory R. Conley	Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2016

/s/ Deborah H. McAneny Deborah H. McAneny	Director	May 31, 2016

/s/ Susan P. McGalla Susan P. McGalla	Director	May 31, 2016

/s/ George L. Miles, Jr. George L. Miles, Jr.	Director	May 31, 2016

Signature	Capacity	Date

/s/ Morgan K. O’Brien Morgan K. O’Brien	Director	May 31, 2016

/s/ Lenore M. Sullivan Lenore M. Sullivan	Director	May 31, 2016

/s/ Joe B. Thornton, Jr. Joe B. Thornton, Jr.	Director	May 31, 2016

/s/ Steven E. Wheeler Steven E. Wheeler	Director	May 31, 2016